UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

Helix Energy Solutions Group, Inc.
 (Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East, Suite 400 Houston, Texas	77060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc. (“Helix”) determined the cash bonus amount, for each of the executive officers of Helix related to 2007 and the aggregate bonus opportunity for each executive officer for 2008. The following table sets forth the cash bonus related to 2007 and the aggregate cash bonus opportunity for 2008 for each executive officer listed in the “Summary Compensation Table” in Helix’s proxy statement for its 2007 annual meeting of stockholders who will continue to be employed by Helix during calendar 2008 other than Martin Ferron, who resigned as President and Chief Executive Officer effective February 4, 2008:

	Cash Bonus	Aggregate Cash Bonus
Name and Title	for 2007	Opportunity for 2008

Owen Kratz, Executive Chairman	$400,000	$1,000,000
Bart H. Heijermans, Executive Vice President and Chief Operating Officer	$510,000	$600,000
A. Wade Pursell, Executive Vice President and Chief Financial Officer	$250,880	$450,000
Lloyd A. Hajdik, Vice President – Corporate Controller and Chief Accounting Officer	$114,000	$200,000

The 2008 cash bonus will be determined and paid in approximately March 2009 based on the achievement of certain performance objectives as determined by the Compensation Committee and as described in the Company’s proxy statement for the annual meeting of stockholders. The 2008 cash bonus amounts may be increased or decreased in the discretion of the Compensation Committee.

Information related to the other elements of total compensation for these executive officers will be disclosed in Helix’s 2008 Proxy Statement to the extent required by the rules related to proxy statements and the disclosure of executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2008

HELIX ENERGY SOLUTIONS GROUP, INC.

By: /s/ A. WADE PURSELL
A. Wade Pursell
Executive Vice President and Chief Financial Officer